EX-99.1

FOR IMMEDIATE RELEASE:

Contacts: Alan Caminiti (Media) 914-701-8400

               Dan Loh (Investors) 914-701-8210

Herbert J. Lanese Departs
Atlas Air Worldwide Holdings Board

Purchase, N.Y., April 28, 2006 -- Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, said today that Herbert J. Lanese has decided to resign as a member of AAWW’s Board of Directors, effective as of April 25, 2006.

Mr. Lanese, an independent businessman and former President of McDonnell Douglas Aircraft, joined AAWW’s board in July 2004 upon the Company’s emergence from Chapter 11 bankruptcy protection. As Executive Vice President, Chief Financial Officer of McDonnell Douglas Corporation, Mr. Lanese was a recognized leader of McDonnell Douglas’ financial recovery in the early 1990s.

“I have known Herb for many, many years during my career in the airline industry,” said Jeffrey H. Erickson, AAWW’s President and Chief Executive Officer. “He’s had wide-ranging experience in all facets of corporate management, including financial management, turnarounds and workouts, so we were especially pleased that he was available to join our board at an important time for us in 2004.

“We’ve benefited greatly from Herb’s wisdom and guidance during his tenure,” Mr. Erickson added, “and we deeply appreciate all that he’s contributed to our development and success during that time.

“I’ve enjoyed the opportunity to work with Jeff Erickson and his team over the past two years and to participate in shaping the company’s operating performance and its future,” Mr. Lanese noted. “I wish AAWW and its stockholders the very best.”

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.